REPORT OF INDEPENDENT AUDITORS


Board of Trustees
Kemper Funds

In planning and performing our audit of the financial statements of the Kemper Funds listed in Exhibit A attached hereto (the "Fund") for the year ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the Fund's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of the board of trustees and management of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





                                                    /s/ Ernst & Young LLP

Chicago, Illinois
February 15, 2001


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                                    Exhibit A



Kemper Variable Series Fund:
     Kemper Money Market Portfolio
     Kemper Government Securities Portfolio
     Kemper Investment Grade Bond Portfolio
     Kemper High Yield Portfolio
     Kemper Total Return Portfolio
     Kemper Blue Chip Portfolio
     Kemper Growth Portfolio
     Kemper Aggressive Growth Portfolio
     Kemper Horizon 20+ Portfolio
     Kemper Horizon 10+ Portfolio
     Kemper Horizon 5 Portfolio
     Kemper Small Cap Growth Portfolio
     Kemper Technology Growth Portfolio
     Kemper Value+ Growth Portfolio
     Kemper Contrarian Value Portfolio
     Kemper-Dreman High Return Equity Portfolio
     KVS Focused Large Cap Growth Portfolio
     KVS Growth and Income Portfolio
     KVS Growth Opportunities Portfolio
     Kemper Index 500Portfolio
     Kemper Small Cap Value Portfolio
     Kemper-Dreman Financial Services Portfolio
     Kemper Global Income Portfolio
     Kemper Global Blue Chip Portfolio
     Kemper New Europe Portfolio
     Kemper International Portfolio

Kemper Global Income Fund
Kemper Intermediate Government Trust